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[DAVIES LOGO]                                DAVIES WARD PHILLIPS & VINEBERG LLP

                               26th Floor                      Tel  514 841 6400
                               1501 McGill College Avenue      Fax  514 841 6499
                               Montreal Canada  H3A 3N9        www.dwpv.com


February 9, 2007


                                                                     Exhibit 5.2
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorite des marches financiers
Nova Scotia Securities Commission
New Brunswick Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador

(collectively, the "SECURITIES COMMISSIONS")

                    SUBJECT: Final Short Form Base Shelf Prospectus of Neurochem Inc.
                                  Dated February 9, 2007 (the "PROSPECTUS")

This letter is addressed to you in connection with the Prospectus.

We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and consent to the use of our name and to the reference to our opinions (the "Opinions") under the heading "Description of the Notes -- Enforceability of Judgments" in the Prospectus.

We have read the Prospectus and we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the Opinions or that is within our knowledge as a result of the services performed by us in connection with the Opinions.

This letter is solely for the information of the Securities Commissions and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purposes.


Yours very truly,


/s/ Davies Ward Phillips & Vineberg LLP